Exhibit 3.3

CERTIFICATE OF DESIGNATIONS
OF
DENCOR ENERGY COSTS CONSTROLS, INC.

Designation of Preferences, Limitations and Relative Rights
of
Series B Redeemable Preferred Stock

        Reliable Power Systems, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Company”), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Company on February 6, 2001:

RESOLVED, that the Board of Directors, pursuant to the authority vested in it by the provisions of the Company’s Articles of Incorporation, hereby establishes a series of redeemable preferred stock, consisting of 300,000 shares, which shall be designated as the “Series B Redeemable Convertible Preferred Stock,” and shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in Exhibit A attached hereto.

        IN WITNESS WHEREOF, the undersigned hereby acknowledges under penalty of perjury that the execution of this instrument is the Company’s act and deed.

Dencor Energy Cost Controls, Inc.

February 6, 2001                                                                                              By: /s/
                                                                                                                                      Theodore Hedman, Secretary

EXHIBIT A

DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
OF THE SERIES B REDEEMABLE PREFERRED STOCK
OF
DENCOR ENERGY COST CONTROLS, INC.

ARTICLE 1
DEFINITIONS

        SECTION 1    Definitions. The terms defined in this Article whenever used in this Certificate of Designations have the following respective meanings:

                 (a)     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.

                 (b)     “Capital Shares” means the Common Shares and any other shares of any other class or series of common stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

                 (c)     “Common Shares” or “Common Stock” means shares of common stock, no par value, of the Company.

                 (d)     “Common Stock Issued at Conversion” when used with reference to the securities issuable upon conversion of the Series B Redeemable Preferred Stock, means all Common Shares now or hereafter Outstanding and securities of any other class or series into which the Series B Preferred Stock hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

                 (e)     “Conversion Date” means the first, second and third anniversaries of the Closing of the Plan of Reorganization and Merger Agreement between and among Dencor Energy Cost Controls, Inc., Denmer Corporation and Reliable Power Systems, Inc. dated February 7, 2001.

                 (f)     “Conversion Notice” has the meaning set forth in Section 6.2.

                 (g)     “Company” means Dencor Energy Cost Controls, Inc., a Colorado corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the Company's assets, or otherwise.

                 (h)     “Holder” means the Person in whose name the Series B Preferred Stock is registered, any successor thereto, or any Person to whom the Series B Preferred Stock is subsequently transferred in accordance with the provisions hereof.

                 (i)     “Outstanding” when used with reference to Common Shares or Capital Shares (collectively, “Shares”), means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any Subsidiary of the Company shall not be deemed “Outstanding” for purposes hereof.

                 (j)     “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

                 (k)     “Series B Preferred Stock” means the Series B Redeemable Preferred Stock of the Company or such other Preferred Stock exchanged therefor as provided in Section 6.3.

                 (l)     “Stated Value” has the meaning set forth in Article 2.

                 All references to “cash” or “$” herein means currency of the United States of America.

ARTICLE 2

DESIGNATION AND AMOUNT

        SECTION 2

                 The designation of this Series, which consists of 300,000 shares of Preferred Stock, is Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) and the stated value shall be $1.00 per share (the “Stated Value”).

ARTICLE 3

RANK

        SECTION 3

                 The Series B Preferred Stock shall rank (i) senior to the Common Stock; (ii) senior to any class or Series of capital stock of the Company hereafter created other than “Pari Passu Securities” (collectively, with the Common Stock, “Junior Securities”); and (iii) pari passu with any class or Series of capital stock of the Company hereafter created specifically ranking on parity with the Series B Preferred Stock (“Pari Passu Securities”).

ARTICLE 4

DIVIDENDS

        SECTION 4

                 The Holder shall be entitled to receive dividends, if any, when funds are legally available (a) if and as declared by the Board of Directors, (b) upon the liquidation of the Company, or (c) upon the redemption of the Series B Preferred Stock. Dividends are not expected to be declared or paid. The Company shall not pay dividends to its Common Shareholders unless each share of Series B Preferred Stock receives a dividend payment equal to the dividend payment on each share of Common Stock.

ARTICLE 5

LIQUIDATION PREFERENCE

        SECTION 5

                 (a)     If the Company shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (each such event being considered a “Liquidation Event”), no distribution shall be made to the holders of any shares of common stock or Series A Convertible Preferred Stock of the Company upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series B Preferred Stock, subject to Article 5, shall have received the Liquidation Preference (as defined in Article 5(b)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation Preference payable on all such shares.

                 (b)     For purposes hereof, the “Liquidation Preference” with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of (i) the Stated Value thereof, plus (ii) the aggregate of all declared and unpaid dividends on such share of Series B Preferred Stock.

ARTICLE 6

CONVERSION OF PREFERRED STOCK

        SECTION 6.0    Conversion; Conversion Price. On each of the Conversion Dates, one-third (1/3) of the Stated Value of the Series B Preferred Stock shall be converted (at the option of the Company), into either cash or common stock of the Company. Conversion into common stock shall be at the then fair market value of the common stock; provided, however, that the conversion rate of the stock shall not be less than $2.00 per share nor more than $10.00 per share.

        SECTION 6.1    Exercise of Conversion Rights; Conversion Dates. Conversion of the Series B Preferred Stock shall be exercised by the Company by telecopying an executed and completed notice of conversion in the form annexed hereto as Annex I (the “Conversion Notice”) to the Holder. In the event that the Company fails to send a Conversion Notice to a Holder of Series B Preferred Stock, the Company shall be deemed to have chosen to convert the Series B Preferred Stock into Common Stock in accordance with the provisions of Section 6.0. The Holder shall deliver the number of shares of Series B Preferred Stock being converted to the Company as soon as reasonably practicable following a Conversion Date. The Company shall deliver the cash or Common Stock to the Holder within 10 business days of receipt of the Series B Preferred Stock. If a Holder fails to deliver the Series B Preferred Stock within a reasonable time of a Conversion Date, the Company shall provide notice to the Holder that the number of shares of Series B Preferred Stock being converted has been canceled and shall send Holder the Conversion consideration (i.e. the cash or Common Stock) within 10 business days of such notice. Conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates so long as the Preferred Stock shall have been surrendered in a reasonable time, and at such time the rights of the Holder of the Preferred Stock, as such, shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion, if applicable, shall be deemed to have become the holder or holders of record of the Common Shares represented thereby. In the event the Company elects to convert the Series B Preferred Stock into Common Stock, the Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares, which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the number of shares of Preferred Stock being converted and to release the Company from all liability thereon.

        SECTION 6.2    Reclassification, Consolidation, Merger or Mandatory Share Exchange. At any time while the Series B Preferred Stock remains outstanding and any shares thereof have not been converted, in case of any reclassification or change of Outstanding Common Shares issuable upon conversion of the Series B Preferred Stock (other than a change in par value, or from par value to no par value per share, or from no par value per share to par value or as a result of a subdivision or combination of outstanding securities issuable upon conversion of the Series B Preferred Stock) or in case of any consolidation, merger or mandatory share exchange of the Company with or into another corporation (other than a merger or mandatory share exchange with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination of Outstanding Common Shares upon conversion of the Series B Preferred Stock), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor, resulting or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute a new Series B Preferred Stock providing that the Holder shall have the right to convert such new Series B Preferred Stock (upon terms and conditions not less favorable to the Holder than those in effect pursuant to the Series B Preferred Stock) and to receive upon such exercise, in lieu of each Common Share theretofore issuable upon conversion of the Series B Preferred Stock, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change, consolidation, merger, mandatory share exchange, sale or transfer by the holder of one Common Share issuable upon conversion of the Series B Preferred Stock had the Series B Preferred Stock been converted immediately prior to such reclassification, change, consolidation, merger, mandatory share exchange or sale or transfer. The provisions of this Section 6.3 shall similarly apply to successive reclassifications, changes, consolidations, mergers, mandatory share exchanges and sales and transfers.

        SECTION 6.3    Automatic Conversion Upon Closing of Underwritten Public Offering. At any time while the Series B Preferred Stock remains outstanding and any shares thereof have been converted, in case the Company closes an underwritten public offering, each outstanding share of Series B Preferred Stock will automatically convert into Common Stock as set forth in Section 6.0.

        SECTION 6.4    Antidilution Provisions. The number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock and the Conversion Ratio shall be subject to adjustment as follows:

(a) In the case the Company shall (1) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (2) declare a dividend payable in cash on its Common Stock and at substantially the same time, offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (3) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (4) combine its outstanding shares of Common stock into a smaller number of shares of Common Stock, or (5) issue by reclassification of its Common stock any shares of Common Stock of the Company, the Conversion Ratio shall be adjusted so that the Holder shall be entitled to receive after the happening of any of the events described above that number and kind of shares of Common Stock as the Holder would have received had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall be effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

(b) Any adjustment required to be made by this paragraph will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

ARTICLE 7

VOTING RIGHTS

                 Each share of the Series B Preferred Stock shall have one vote on all matters brought before the Company’s shareholders.

ARTICLE 8

PROTECTIVE PROVISIONS

                 So long as shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                 (b)     alter or change the rights, preferences or privileges of the Series B Preferred Stock;

                 (c)     create any new class or Series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company (“Senior Securities”) or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series B Preferred Stock;

                 (d)     increase the authorized number of shares of Series B Preferred Stock; or

                 (e)     do any act or thing not authorized or contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

ARTICLE 9

MISCELLANEOUS

        SECTION 9.1    Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of shares of Series B Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of the Series B Preferred Stock, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated shares of Series B Preferred Stock, new shares of Series B Preferred Stock of like tenor. The Series B Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 9.1 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series B Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

        SECTION 9.2    Who Deemed Absolute Owner. The Company may deem the Person in whose name the Series B Preferred Stock shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of the Series B Preferred Stock for the purpose of receiving payment of dividends on the Series B Preferred Stock, for the conversion of the Series B Preferred Stock and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series B Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

        SECTION 9.3    Notice of Certain Events. In the case of the occurrence of any event described in Section 6.3 of this Certificate of Designations, the Company shall cause to be mailed to the Holder of the Series B Preferred Stock at its last address as it appears in the Company’s security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Series B Preferred Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Series B Preferred Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

        SECTION 9.4    Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Series B Preferred Stock. Upon any transfer of the Series B Preferred Stock in accordance with the provisions hereof, the Company shall register such transfer on the Series B Preferred Stock register.

        SECTION 9.5    Withholding. To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to the Series B Preferred Stock.

        SECTION 9.6    Headings. The headings of the Articles and Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.

[FORM OF CONVERSION NOTICE]

TO:
         _________________________________

         _________________________________

         _________________________________

        Dencor Energy Cost Controls, Inc. (the “Company”) hereby irrevocably exercises its right to convert one-third of the outstanding shares of the Series B Redeemable Preferred Stock _____________ [into shares of the common stock, no par value, of the Company (“Common Stock”) or one dollar per share being converted], in accordance with the terms of the Certificate of Designations. The Company hereby instructs the Holder to deliver [one-third of Holder’s shares] shares of the Series B Redeemable Preferred Stock to the Company in accordance with the Certificate of Designations.

Dated: ___________________________

Dencor Energy Cost Controls, Inc.

By:/s/ _____________________________
            Maynard Moe, President